                                                                      Exhibit 99

[DQE Logo]                                             Information
Box 68                                                 for the
Pittsburgh, PA  15230-0068                             Financial Community

                                Financial Data
                 Second Quarter & Twelve Months Ended June 30,
              (All figures in thousands except per share amounts)
                                  (Unaudited)

-----------------------------------------------------------------------------------------------------------------------------------

                                                    Three Months Ended                              Twelve Months Ended
                                                          June 30                                         June 30
                                                 1999             1998                          1999               1998
===================================================================================================================================
Total operating revenues                          $326,829           $303,510                   $1,320,197          $1,239,375

Net income                                         $41,606            $40,204  (a)                $201,425            $186,306 (a,b)


Average number of common
shares outstanding (c)                              75,776             77,720                       77,083              77,671

Basic earnings per share
of common stock                                      $0.55              $0.52  (a)                   $2.59               $2.40 (a,b)


Dividend declared per share
of common stock                                      $0.38              $0.36                        $1.50               $1.42

(a) Excluding the extraordinary Pennsylvania restructuring charge in June 1998 of $82,548 or $1.06 per share.
(b) Excluding non-recurring gain associated with sale of Exide Electronics' stock of $6,254 or $.08 per share.
(c) Actual shares outstanding were 75,682,696 at June 30, 1999 and 77,373,428 at year-end 1998.

-------------------------------------------------------------------------------
Duquesne Light Company, an electric utility, is the largest of the DQE subsidiaries, and had the following sales in millions of kilowatt-hours for the periods indicated.

Direct Sales:

  Residential                    752         731         3,451      3,278
  Commercial                   1,440       1,417         5,909      5,744
  Industrial                     873         854         3,381      3,526
  Other                           17          17            71         76
                               -----       -----        ------     ------
  Total sales to customers     3,082       3,019        12,812     12,624
                               =====       =====        ======     ======
-------------------------------------------------------------------------------
If you have any questions or comments regarding this information, please call:

Gary L. Schwass                  James D. Mitchell              M. Beth Straka                            Quynh T. McGuire
Executive Vice President         Vice President,                Asst. VP, Investor Relations              Director,
and CFO                          Finance                        and Marketing Communications              Investor Relations
(412) 393-6200                   (412) 320-4410                 (412) 393-6265                            (412) 393-6741

July 23, 1999
-------------------------------------------------------------------------------
DQE is an innovative, dynamic, multi-utility delivery and services company with active business ventures and partnerships throughout the United States and Canada. We are positioned to meet the expanding needs of the marketplace by "delivering" creative solutions to our customers and value to our shareholders.